Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Sidus Space, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, $0.0001 par value	Other	787,500	(3)	$1.42	$1,118,250	0.00015310	$172
Total Offering Amount						$1,118,250		$172
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fee Due								$172

(1)	Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover an indeterminate number of additional shares of Common Stock of the Registrant which become issuable under the Registrant’s 2021 Omnibus Equity Incentive Plan (as amended, the “2021 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of outstanding shares of Common Stock.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended (the “Securities Act”), by averaging the high and low sales prices of Amesite Inc.’s (the “Registrant’s”) Class A common stock, par value $0.0001 per share (“Common Stock”), as reported on The Nasdaq Capital Market on November 26, 2024, which date is within five business days prior to the filing of this Registration Statement.

(3)	Represents 787,500 additional shares of Common Stock available for issuance under the 2021 Plan. On June 25, 2024, at the Registrant’s 2024 annual meeting of shareholders, the shareholders of the Registrant approved an increase in the number of shares reserved under the 2021 Plan to 800,000 shares.